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                                                                    Exhibit 5.1
                [Kronish Lieb Weiner & Hellman LLP Letterhead]
                                             December 21, 2000



Pro Net Link Corp.
645 Fifth Avenue, Suite 303
New York, New York 10022

Gentlemen:

                  We have acted as counsel for Pro Net Link Corp. (the "Company"), a Nevada corporation, in connection with the registration pursuant to a Registration Statement on Form S-8 (the "Registration Statement") by the Company under the Securities Act of 1933, as amended (the "Act"), of 3,000,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), to be offered for sale by the Company from time to time under the Pro Net Link Corp. 2000 Stock Plan adopted by the Company in February 2000 (the "Plan").
                  We have examined the Company's Restated Certificate of Incorporation and By-laws, as amended, and minute books and such other documents and records as we have deemed necessary and relevant as a basis for our opinions hereinafter set forth. For the purposes of this letter, we have assumed the genuineness of all signatures and the conformity to original documents of all instruments furnished to us for review or examination as copies.

                  Based on the foregoing and having regard to such legal considerations as we have deemed relevant, it is our opinion that:

                  1. The Company is a corporation duly organized under the laws of the State of Nevada.

                  2. The Common Stock covered by the Registration Statement has been validly authorized.

                  3. When (i) the Common Stock has been duly registered under the Act, (ii) certificates for the Common Stock have been duly delivered, and
(iii) the Company has received the consideration to be received by it (a) pursuant to and upon exercise of options granted under the Plan or (b) pursuant to the terms of grants of Common Stock made under the Plan, the Common Stock will be validly issued, fully paid and non-assessable by the Company.



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December 21, 2000
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                  We are admitted to practice law in the State of New York and do not purport to be expert with respect to the laws of the State of Nevada and, except as expressly stated in this paragraph, we do not purport to render any opinion with respect to matters governed by laws other than the laws of the State of New York and the federal laws of the United States. To the extent the matters as to which we express an opinion herein are or purport to be governed by the substantive laws of the State of Nevada, we have assumed that such laws are identical to the substantive laws of the State of New York.

                  We hereby consent to the inclusion of this opinion in the Registration Statement and to the references to this firm contained therein.

                                        Very truly yours,

                                        /s/ Kronish Lieb Weiner & Hellman LLP
                                        -------------------------------------
                                        KRONISH LIEB WEINER & HELLMAN LLP